Exhibit 99.1

CEO EMAIL TO EMPLOYEES

Subject: Important Business Update

Email copy:

Dear Akilians,

I’m writing to notify you of a necessary but difficult decision. Coming out of our recent scenario planning, we are updating our operating and expense model. As part of this, we are reducing the size of the Akili team by approximately 30%, parting ways with 46 colleagues and friends.

There’s no easy way to communicate this decision to those whose jobs have been impacted. In an effort to minimize anxiety and waiting, everyone will receive an email in the next 15 minutes, letting you know the status of your role. If you are among those impacted, you will also receive an invitation to a Zoom meeting later today where we will share the details of your transition and separation package.

I recognize the effect that this has on people’s lives, so please know that this decision was not made lightly. Before I describe more details on this action, I’d like to give some context and answer a few questions that may be on your mind.

Why are we doing this?

In recent months, the economic environment has dramatically shifted. As a result, there is pressure on all companies (no matter where they are in their stage of growth) to be extremely lean and operate as efficiently as possible toward profitable growth. While EndeavorRx is gaining traction, we still must reduce our spending in response to the new realities of the world around us.

To allow Akili to be as independent as possible from the current economic environment, I believe it is imperative for Akili to extend our runway to be able to push towards our vision of making EndeavorRx—and by extension, cognitive treatment—part of mainstream medical care. That means, we need to reduce our operating “footprint” to a more sustainable level. To achieve this, we are reducing both internal and external spending as we seek to establish a sustainable operating model and put us on a path to profitability.

As difficult as this decision is, it is the right thing to do for our business and all Akili shareholders, and, most importantly, we believe it best enables us to deliver on our promise to millions of patients.

Why right now?

We recognized in our recent scenario planning for the upcoming economic climate that a company reorganization was necessary. Once that was clear, I believe taking swift action is the only responsible path. Delaying doesn’t change the economic reality we’re living in – it simply puts the company in a worse position to achieve our goals without changing the fate of the roles that must be reduced.

As you’ve heard me say recently, at Akili we need to prioritize and quickly take action, which requires making tough decisions and taking the next best step for the business. And we need to do that as soon as possible. Our actions today will focus resources on the critical activities and roles that are necessary for our growth and success. That means a focus on EndeavorRx traction, and the key adoption, coverage, and engagement (A.C.E.) initiatives that we believe will best drive growth, and pulling back on pipeline and growth initiatives that are not necessary to drive near-term growth. I hope you can see and trust the need for vigilant prioritization right now.

For those impacted:

First, I’m sorry. I take personal and sole responsibility for how we have grown, and for being in a position where instilling more operational efficiency means a reduction of employees and roles. I also didn’t anticipate the dramatic shift in the economy. I wish that we had a more efficient footprint so that this action would be less dramatic, but the truth is that we are just not as lean as we can be, and for that I apologize.

Second, thank you. We have been fortunate at Akili to attract a team with a deep commitment to the families we’re supporting and passion for challenging the status quo. Those of you impacted today are no exception, and other companies will be fortunate to have you.

We want to support those leaving Akili as much as possible, and we are offering a severance package to help with this transition. The package will include severance payment of at least two months’ salary, plus additional compensation in recognition of employee contributions. The severance package will also extend exercise deadlines for vested stock options and help pay for any elected COBRA healthcare benefits during the length of severance. Lastly, we will make available services from a professional career and job placement company for all employees impacted.

For those remaining:

We will send an invitation shortly to a meeting this afternoon where we will talk more about what these actions mean for us as we work towards our goals. In the meantime, we appreciate your being respectful of your colleagues whose roles are being eliminated – please give them some time to process the news today and then reach out to offer your support with their transition.

While I know that it is difficult to see colleagues leave Akili, I believe this action allows us to enter 2023 with a highly focused organization built to efficiently drive growth of our flagship product and support current and future EndeavorRx families. This plan sets us up to best be able to live our new operational values: Bias to Action, Solve the Problem, and Think Like an Owner. I truly believe this is what patients would want us to do.

At Akili, we are no strangers to facing challenges as we’ve worked to change the status quo of medicine. Akilians are creative, resourceful, and resilient. I am confident that we will come out of this a stronger organization with a higher probability of success to deliver for many, many patients in need of what we create.

Thank you,

- Eddie